EXHIBIT 99.1

PRESS RELEASE  DATED July 31, 2007

BEMIS COMPANY, INC.
One Neenah Center, 4th Floor
P.O. Box 669
Neenah, WI 54956-0669

For additional information please contact:
Melanie E. R. Miller
Vice President, Investor Relations
and Treasurer
(612) 376-3030

FOR IMMEDIATE RELEASE

BEMIS COMPANY ENTERS INTO ACCELERATED SHARE REPURCHASE AGREEMENT TO PURCHASE FOUR MILLION SHARES OF BEMIS COMMON STOCK

NEENAH, WISCONSIN, July 31, 2007 — Bemis Company, Inc. (NYSE: BMS) announced today that it has entered into an accelerated share repurchase agreement with Goldman, Sachs & Co. (“Goldman”) for the repurchase of four million shares of Bemis common stock.  This transaction will substantially exhaust the existing authorization for share repurchase approved by Bemis’ Board of Directors.

Under the terms of the accelerated share repurchase agreement, Goldman will deliver the full number of shares to be repurchased on August 3, 2007.  Goldman will borrow the shares and, over a period not to exceed six months, will repurchase shares in the open market to cover its position with the share lenders.  Upon completion, the accelerated share repurchase is subject to a price adjustment.  At that time, Bemis may receive, or be required to pay, a price adjustment based on the adjusted volume weighted average price of Bemis common stock during the repurchase period.  If Bemis is required to make a payment, it may elect to settle the price adjustment in shares or in cash.  The earnings per share impact of this transaction has been considered in management’s earnings per share guidance announced in its second quarter earnings press release earlier today.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2006 net sales of $3.6 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies.  Headquartered in Neenah, Wisconsin, Bemis employs about 15,700 individuals in 55 manufacturing facilities in 10 countries around the world.  More information about the Company is available at our website, www.bemis.com.